Exhibit 99.1

Analog Devices Announces Financial Results for the First Quarter of Fiscal 2010

NORWOOD, Mass.--(BUSINESS WIRE)--February 17, 2010--Analog Devices, Inc. (NYSE: ADI)

  1Q10 revenue increased 5.5% sequentially to $603 million
  Diluted EPS was $0.39, which included $0.04 of restructuring charges
  1Q10 gross margin increased to 61.1% of revenue
  Board of Directors declared quarterly dividend of $0.20 per share
  Financial results and 2Q10 outlook will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for its fiscal first quarter 2010, which ended January 30, 2010.

“The first quarter of fiscal year 2010 was another very strong quarter for ADI and the beginning of what we hope will be a strong year. Revenue increased by 26.5% year-over-year and 5.5% sequentially to $603 million as orders continued to strengthen throughout the quarter,” said Jerald G. Fishman, President and CEO.

“Gross margins exceeded our plan and increased significantly from the previous quarter. Operating margins reached 24.7% of revenue, or 27.5% of revenue excluding restructuring charges, and operating cash flow was 35% of revenue.”

Results for the First Quarter of Fiscal 2010

  Revenue was $603 million, an increase of 5.5% from the immediately prior quarter and an increase of 26.5% from the same period one year ago. For more information regarding the breakout of revenue by end market and product type for the first quarter of fiscal 2010, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 61.1% of revenue, compared to 56.3% of revenue in the immediately prior quarter, and 56.4% of revenue in the year-ago period. Gross margin improvements were primarily due to lower manufacturing costs, increased factory utilization, and strong sales of products sold to industrial and communications infrastructure customers.
  Operating expenses were $219 million, which included approximately $16.5 million of restructuring charges related to actions taken in the first quarter to further reduce infrastructure costs and continue to focus product development in areas that enable differentiation for customers. The remaining increase in operating expenses was due to higher variable compensation expense which was primarily related to the significant increase in operating margins. All other operating expenses remained flat compared to the previous quarter.

  Operating income from continuing operations was $149 million, or 24.7% of revenue, which included approximately $16.5 million in restructuring charges. Excluding this amount, operating income was $166 million, or 27.5% of revenue. The table reconciling non-GAAP data to the Company’s GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.
  Diluted earnings per share (EPS) from continuing operations was $0.39, compared to $0.36 in the immediately prior quarter, and $0.08 in the same period a year ago. Excluding restructuring charges, diluted EPS was $0.43 in the first quarter of fiscal 2010 and $0.18 in the same period a year ago.
  The Board of Directors declared a cash dividend of $0.20 per outstanding share of common stock, which will be paid on March 24, 2010 to all shareholders of record at the close of business on March 5, 2010.
  Net cash provided by operating activities was $214 million, or 35% of revenue. Capital expenditures were $17 million, and cash dividends of $59 million were paid during the first quarter of fiscal 2010.
  Cash and short-term investments at the end of the first quarter of fiscal 2010 totaled approximately $2.2 billion.
  Accounts receivable in the first quarter of fiscal 2010, as measured by days sales outstanding, was 47 days, compared to 48 days at the end of the immediately prior quarter.
  Inventory at the end of the first quarter of fiscal 2010 decreased by approximately $10 million, or 4%, compared to the immediately prior quarter.

Outlook for the Second Quarter of Fiscal 2010

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the second quarter of fiscal 2010, Mr. Fishman stated, “Order rates from end customers were strong throughout the first quarter of fiscal 2010, increasing 8% sequentially. As a result, the opening backlog for shipment in the second quarter increased substantially. Based on order rates and customer feedback, we expect revenue from industrial and communications infrastructure customers to grow in the second quarter, and revenue from consumer customers to be approximately flat. As a result we are planning for revenue in the second quarter to increase to $635 million to $650 million. Our plan is for gross margins for the second quarter to increase to 62% to 63% and operating margins to increase to approximately 29% to 31%. This would result in diluted EPS from continuing operations of approximately $0.48 to $0.51 in the second quarter.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the first quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 49532724, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for this quarter and prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, inventory levels, gross margins, operating margins, restructuring charges, and other financial results, expected customer demand for our products, and expected results of our ongoing expense reduction efforts and investment strategy, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: any faltering in the tentative improvement of economic conditions and financial markets following the recent crisis in global credit and financial markets, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, First Quarter, Fiscal 2010

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	1Q 10	4Q 09	1Q 09
	Jan. 30, 2010	Oct. 31, 2009	Jan. 31, 2009
Revenue	$602,983	$571,600	$476,569
Year-to-year change	26.5%	-13.5%	-22.4%
Quarter-to-quarter change	5.5%	16.2%	-27.9%
Cost of sales (1)	234,507	249,746	207,567
Gross margin	368,476	321,854	269,002
Gross margin percentage	61.1%	56.3%	56.4%
Operating expenses:
R&D (1)	114,398	110,126	119,828
Selling, marketing and G&A (1)	88,481	83,356	87,846
Special charges	16,483	-	41,737
Operating income from continuing operations	149,114	128,372	19,591
Other expense (income)	847	1,146	(8,367)
Income from continuing operations before income tax	148,267	127,226	27,958
Provision for income taxes	28,667	21,617	3,373
Income from continuing operations, net of tax	119,600	105,609	24,585
Discontinued Operations, net of tax:
Income from discontinued operations	-	-	364
Gain on sale of discontinued operations	859	-	-
Total (loss) income from discontinued operations, net of tax	859	-	364
Net income	$120,459	$105,609	$24,949

Shares used for EPS - basic	295,611	291,739	291,187
Shares used for EPS - diluted	304,871	294,016	291,248

Earnings per share from continuing operations - basic	$0.40	$0.36	$0.08
Earnings per share from continuing operations - diluted	$0.39	$0.36	$0.08

Earnings per share - basic	$0.41	$0.36	$0.09
Earnings per share - diluted	$0.40	$0.36	$0.09

Dividends paid per share	$0.20	$0.20	$0.20

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,671	$2,135	$1,580
R&D	$5,359	$5,786	$5,321
Selling, marketing and G&A	$4,805	$4,700	$4,510

Analog Devices, First Quarter, Fiscal 2010

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	1Q 10	4Q 09	1Q 09
	Jan. 30, 2010	Oct. 31, 2009	Jan. 31, 2009
Cash & short-term investments	$2,178,964	$1,815,973	$1,283,131
Accounts receivable, net	313,288	301,036	235,352
Inventories (1)	243,275	253,161	320,967
Other current assets	105,428	120,466	134,892
Total current assets	2,840,955	2,490,636	1,974,342
PP&E, net	464,456	476,516	537,198
Investments	8,664	8,065	7,578
Goodwill and intangible assets	257,975	257,736	244,712
Other	126,120	109,304	93,323
Non-current assets of discontinued operations	-	62,037	62,037
Total assets	$3,698,170	$3,404,294	$2,919,190

Deferred income on shipments to distributors, net	$177,029	$149,278	$151,147
Current liabilities of discontinued operations	-	-	6,676
Other current liabilities	274,402	237,335	282,431
Non-current liabilities	482,586	488,532	76,871
Stockholders' equity	2,764,153	2,529,149	2,402,065
Total liabilities & equity	$3,698,170	$3,404,294	$2,919,190

(1) Includes $2,537, $2,718 and $2,390 related to stock-based compensation in 1Q10, 4Q09 and 1Q09, respectively.

Analog Devices, First Quarter, Fiscal 2010

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	1Q 10	4Q 09	1Q 09
	Jan. 30, 2010	Oct. 31, 2009	Jan. 31, 2009
Cash flows from operating activities:
Net Income	$120,459	$105,609	$24,949
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	29,281	29,998	38,755
Amortization of intangibles	1,801	2,150	1,957
Stock-based compensation expense	11,835	12,621	11,411
Gain on sale of business	(859)	-	-
Excess tax benefit - stock options	(53)	(15)	-
Noncash portion of special charges	487	1,700	13,693
Other non-cash activity	178	364	207
Deferred income taxes	5,597	11,816	(15,925)
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities	45,047	(1,565)	(15,137)
Total adjustments	93,314	57,069	34,961
Net cash provided by operating activities	213,773	162,678	59,910
Percent of total revenue	35.5%	28.5%	12.6%

Cash flows from investing activities:
Additions to property, plant and equipment	(17,179)	(16,389)	(22,235)
Purchases of short-term available-for-sale investments	(714,332)	(872,713)	(263,906)
Maturities of short-term available-for-sale investments	625,921	788,240	464,197
Net proceeds (expenditures) related to sale of businesses	63,036	(313)	-
(Increase) decrease in other assets	(407)	89	(2,063)
Net cash (used for) provided by investing activities	(42,961)	(101,086)	175,993

Cash flows from financing activities:
Dividend payments to shareholders	(58,870)	(58,326)	(58,238)
Repurchase of common stock	-	-	(489)
Net proceeds from employee stock plans	163,487	6,203	768
Other financing activities	-	(2,566)	-
Excess tax benefit - stock options	53	15	-
Net cash provided by (used for) financing activities	104,670	(54,674)	(57,959)
Effect of exchange rate changes on cash	(943)	96	(1,830)

Net increase in cash and cash equivalents	274,539	7,014	176,114
Cash and cash equivalents at beginning of period	639,729	632,715	593,599
Cash and cash equivalents at end of period	$914,268	$639,729	$769,713

Analog Devices, First Quarter, Fiscal 2010

Schedule D
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Jan. 30, 2010				Oct. 31, 2009	Jan. 31, 2009
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue	%
Industrial	$259,962	43%	16%	19%	$223,546	$218,662	46%
Automotive	74,643	12%	5%	81%	71,391	$41,246	9%
Consumer	117,703	20%	-18%	53%	142,791	76,702	16%
Communications	135,519	22%	12%	8%	121,182	125,708	26%
Computer	15,156	3%	19%	6%	12,690	14,251	3%
Total Revenue	$602,983	100%	5%	27%	$571,600	$476,569	100%

Analog Devices, First Quarter, Fiscal 2010

Schedule E
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Jan. 30, 2010				Oct. 31, 2009	Jan. 31, 2009
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$317,403	53%	7%	25%	$296,824	$252,925
Amplifiers / Radio Frequency	148,066	25%	15%	13%	128,781	130,716
Other analog	46,279	8%	-22%	95%	59,367	23,754
Subtotal Analog Signal Processing	511,748	85%	6%	26%	484,972	407,395
Power management & reference	38,708	6%	9%	50%	35,475	25,738
Total Analog Products	$550,456	91%	6%	27%	$520,447	$433,133
Digital Signal Processing	52,527	9%	3%	21%	51,153	43,436
Total Revenue	$602,983	100%	5%	27%	$571,600	$476,569

* The sum of the individual percentages may not equal the total due to rounding.

Analog Devices, First Quarter, Fiscal 2010

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	1Q 10	4Q 09	1Q 09
	Jan. 30, 2010	Oct. 31, 2009	Jan. 31, 2009

GAAP Operating Expenses	$219,362	$193,482	$249,411
Percent of Product Revenue	36.4%	33.8%	52.3%
Restructuring-Related Expense	(16,483)	-	(41,737)
Non-GAAP Operating Expenses	$202,879	$193,482	$207,674
Percent of Product Revenue	33.6%	33.8%	43.6%

GAAP Operating Income/ Margin From Continuing Operations	$149,114	$128,372	$19,591
Percent of Total Revenue	24.7%	22.5%	4.1%
Restructuring-Related Expense	16,483	-	41,737
Non-GAAP Operating Income From Continuing Operations	$165,597	$128,372	$61,328
Percent of Product Revenue	27.5%	22.5%	12.9%

GAAP Diluted EPS Including Discontinued Operations	$0.40	$0.36	$0.09
Diluted Loss (Earnings) Per Share from Discontinued Operations	-	-	-
GAAP Diluted EPS From Continuing Operations (1)	$0.39	$0.36	$0.08
Restructuring-Related Expense	0.04	-	0.10
Non-GAAP Diluted EPS From Continuing Operations	$0.43	$0.36	$0.18

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com